Exhibit 99.1

Starbucks Appoints Clara Shih to Board of Directors

CEO of Hearsay Social Adds Depth to Board’s Digital Strategy and Social Media Expertise

SEATTLE, December 14, 2011 - Starbucks Corporation (Nasdaq: SBUX) announced today that Clara Shih, Chief Executive Officer of Hearsay Social, provider of one of the leading enterprise social media platforms, was elected to the Starbucks Board of Directors on December 14. Shih will serve on the Board’s Nominating and Corporate Governance committee.

“Clara is a true technology leader and will bring fresh insight to our strong and forward-thinking Board,” said Howard Schultz, chairman, president and ceo of Starbucks. “We could not be more thrilled about the social-media expertise and ideas Clara will bring to our business as we continue to amplify the online experience and interactions Starbucks has with our customers, partners and communities.”

Shih, 29, is a pioneer in the technology industry, as an engineer, celebrated author, thought leader and successful technology entrepreneur. Shih has been named one of FORTUNE’s Most Powerful Women Entrepreneurs of 2011, one of Fast Company’s Most Influential People in Technology, and one of Businessweek’s Top Young Entrepreneurs. She brings a wealth of experience from previous technology, product, and marketing positions at Google, Microsoft, and Salesforce.com.

In 2007, Shih developed the first business application on Facebook called Faceconnector, and subsequently authored The New York Times bestseller, The Facebook Era: Tapping Social Networks to Market, Sell, and Innovate, which is used as a marketing textbook at Harvard Business School.

Shih holds BS and MS degrees from Stanford University, as well as an MS from Oxford. She also serves as an advisor for Good Karma (formerly Camp Amelia), a non-profit she founded which develops and funds technology education programs, curriculum, and software for developing countries in Africa and the Middle East.

“I am humbled and excited to be joining the Board of Directors of one of the most admired and respected companies in the world,” said Shih. “I couldn’t imagine a more innovative, relevant and engaged organization to be a part of and I look forward to contributing to the next phase of the company’s growth.”

Additionally, Sheryl Sandberg, a member of the Starbucks board since 2009, notified the company of her intention not to stand for re-election at the 2012 Annual Meeting of Shareholders. Her extensive business strategy and operational execution experience will be missed and Starbucks thanks her for her contributions over the past two years.

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About Starbucks

Since 1971, Starbucks Coffee Company has been committed to ethically sourcing and roasting the highest-quality arabica coffee in the world. Today, with stores around the globe, the company is the premier roaster and retailer of specialty coffee in the world. Through our unwavering commitment to excellence and our guiding principles, we bring the unique Starbucks Experience to life for every customer through every cup. To share in the experience, please visit us in our stores or online at www.starbucks.com.

Media Contacts:

Alan Hilowitz

Starbucks Coffee Company

+1-206-318-7100

press@starbucks.com